Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677 2700
		amerriweather@	jeremiah.hall@
		monogrambio.com	fkhealth.com

Monogram Announces Year End 2005 Financial Results

— Conference call today at 10:00 a.m. ET —

SOUTH SAN FRANCISCO, Calif., February 22, 2006 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today reported financial results for the fourth quarter and year ended December 31, 2005.

Fourth Quarter Results

The Company had revenue of $12.7 million for the fourth quarter of 2005, which was 28 percent higher than revenue of $9.9 million for the fourth quarter of 2004. Driving this increase was revenue from the Company’s HIV testing products, which was $11.5 million in the fourth quarter of 2005 compared to $9.5 million for the same period in 2004. Revenue from oncology and eTag™ collaborations was $0.8 million for the fourth quarter of 2005.

For the fourth quarter of 2005, a net loss of $21.3 million, or $0.17 per common share, was recorded, compared to a net loss of $77.2 million, or $1.12 per common share, for the same period in 2004. Included in the results for both 2005 and 2004 were substantial non-cash items, primarily related to the Contingent Value Rights and other charges related to the merger with ACLARA BioSciences, Inc., which are described below under “Proforma Results.” On a proforma basis, adjusted for these non-cash items, the net loss was $3.6 million, or $0.03 per share, in the fourth quarter of 2005 compared to a net loss of $1.7 million, or $0.02 per share, in the same period of 2004.

Annual Results

The Company reported revenue of $48.3 million for the year ended December 31, 2005, an increase of 31 percent over revenue of $36.8 million for the same period of 2004.

Net loss for the year ended December 31, 2005 was $37.6 million, or $0.30 per common share, compared to a net loss of $81.4 million, or $1.42 per common share, for the same period in 2004. On a proforma basis, adjusted for the non-cash items described below, the net loss was $13.0 million, or $0.11 per share, in the year ended December 31, 2005 compared to $5.9 million, or $0.10 per share, in the same period of 2004.

Cash Resources

The Company had approximately $65 million of cash, cash equivalents, and short-term investments at December 31, 2005.

Recent Corporate Highlights

“We continue to be the leader in testing services for assessment of HIV drug resistance,” said William D. Young, Chairman and CEO of Monogram. “As evidenced by our revenue growth in 2005, Monogram’s tests continue to play a pivotal role in clinical trial protocols for the new class of CCR5 inhibitor drugs. We are also excited about new drug classes such as integrase inhibitors and entry inhibitors that are progressing through clinical studies. In particular, we announced yesterday that our tests are being used in a recently initiated Phase III trial by Merck & Co. for a first-in-class integrase inhibitor. Supporting pharmaceutical company drug development programs is a critical element of our business strategy and we are excited about the long term potential that the current robust HIV drug development pipeline provides, both for pharmaceutical testing as well as ultimately for patient testing services.”

“Building on our existing leadership position in HIV, we continue to make progress in advancing our technology with the goal of bringing the same benefits of improved and more timely care to cancer patients that we have brought to HIV patients,” said Young. “We are demonstrating in clinical collaborations that we can identify and quantify activated proteins and protein complexes that we believe may be clinically meaningful to cancer treatment decisions and are now working to develop predictive algorithms that will correlate generally with likely clinical response.”

HIV:

•	Provided testing services for Phase III clinical programs for a new class of CCR5 entry inhibitor drugs.

•	Initiated the provision of testing in support of a first-in-class integrase inhibitor compound in a Phase III trial by Merck & Co.

•	Increased HIV revenues by 21% in the fourth quarter of 2005 as compared to the same period of 2004.

•	Further expanded reimbursement for our HIV tests through the establishment by the Texas Medicaid Program of a coverage policy, increasing to 49 the number of states where reimbursement coverage is available.

•	Continued to demonstrate scientific leadership at major scientific meetings, presenting five abstracts in December 2005 at the 45th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (or ICAAC) and over 25 abstracts this month at the 13th Annual Conference on Retroviruses and Opportunistic Infections, or CROI.

•	Presented the results, at ICAAC in December 2005, of a study demonstrating the cost-effectiveness of combined phenotypic and genotypic information, with our PhenoSense GT™ test, over genotypic information alone.

Oncology:

•	Announced a broad ranging research partnership with the Dana Farber Cancer Institute, one of the world’s pre-eminent cancer centers, for joint research, using eTag technology, into biomarkers and predictive algorithms in oncology and other disease areas. Dana-Farber Cancer Institute is a principal teaching affiliate of the Harvard Medical School and is among the leading cancer research and care centers in the United States. It is a founding member of the Dana-Farber/Harvard Cancer Center (DF/HCC), a designated comprehensive cancer center by the National Cancer Institute.

•	Made five presentations summarizing scientific data on the eTag technology at the November 2005 meeting of the Association for Cancer Research (AACR), National Cancer Institute (NCI), and European Organization for Research and Treatment of Cancer (EORTC).

•	Presented clinical data showing correlations identified with eTag assays at the AACR/NCI/ EORTC meeting in November 2005. In conjunction with a Japanese collaborator, we presented the results of a study of tissue samples from 55 patients treated with Iressa®. The correlations reported in this study indicated a positive predictive value of 79%.

•	Achieved the first peer-reviewed publication related to the eTag technology in oncology, with the publication of a paper in December 2005 in the British Journal of Cancer. This study, conducted by scientists at Cedars-Sinai Medical Center, demonstrated the potential of eTag assays to assess the activation of specific signal transduction pathways in patient samples. Specifically, the study detailed the presence of EGFR/HER dimers in skin rashes which are common side effects of EGFR/HER inhibitor drugs.

•	Continued to advance the validation of eTag assays by analyzing patient tumor samples taken from patients prior to treatment with the EGFR/HER inhibitor drugs: Herceptin®, Iressa®, Tarceva™ and Erbitux™. Many cohorts are being analyzed to identify correlations that may be clinically meaningful and to establish algorithms that can be used in a more generally predictive manner. We are working with our collaborators to have these correlations published when the studies are completed and the data fully analyzed.

Outlook

“Our vision for Monogram is to build on our leadership position in molecular diagnostics for infectious diseases and expand our business into the much larger opportunity of guiding cancer therapy,” said Mr. Young. “Aligned with that vision, Monogram is focused on the following key objectives:”

HIV:

•	Continue to grow annual HIV testing revenues, driven by the use of our assays in support of our pharmaceutical company customers’ HIV drug development pipeline, including current and anticipated clinical trials of CCR5 entry inhibitors and integrase inhibitors; and

•	Prepare for possible use of our tests with the CCR5 entry inhibitor drugs in early access programs as well as in commercial use of the drugs if approved by the FDA.

Oncology:

•	Validate EGFR/HER test panel in our CLIA certified clinical laboratory;

•	Continue studies of patient tumor samples to identify correlations between identified protein complex biomarkers and clinical outcome for Herceptin, Iressa, Tarceva and Erbitux, and develop algorithms that can be used in a more generally predictive manner.

•	Develop a body of published clinical data based on currently in-process and planned studies;

•	Prepare for the anticipated introduction of our first commercial eTag assay in oncology, a test panel measuring activated EGFR/HER family receptors related to approved targeted cancer therapies by the fourth quarter of 2006; and

•	Continue working with the nine pharmaceutical and biotechnology companies with whom we have had collaborations on the application of eTag technology to develop more substantial collaborations.

Following the financial statements below, Monogram has provided supplemental information to help investors and media gain further insights into its business.

Proforma Results

There were several non-cash items that affected results for the quarters ended December 31, 2005 and 2004 and were recorded as follows:

•	A charge of $100.6 million for In-Process Research and Development is reflected in operating expenses in 2004 as an allocation of the merger consideration for ACLARA BioSciences, Inc.

•	“Mark-to-market” adjustments to the liability established for the potential payment on the Contingent Value Rights (CVRs) issued as part of the merger consideration for ACLARA are reflected as non-operating income and expense in the statement of operations. Subsequent to the closing of the merger, this liability was revalued based on the actual closing price of the CVRs on the OTC bulletin board, or $0.23 per CVR at December 31, 2004, and $0.63 per CVR at December 31, 2005. This revaluation led to a $17.8 million unfavorable adjustment to the liability in the fourth quarter of 2005 and a $28.5 million favorable adjustment in the fourth quarter of 2004. Further revaluations will be done each quarter while the CVRs remain outstanding.

•	A favorable adjustment of $0.1 million and an unfavorable adjustment of $3.4 million for stock based compensation are reflected in operating expenses for the fourth quarters of 2005 and 2004, respectively. These items include the net impact of variable accounting on all former ACLARA stock options as a result of the CVRs, recognition of expense based on the value of CVRs related to former ACLARA stock options that vested during the period, and amortization of deferred compensation.

The Company is reporting proforma results excluding these items to provide a clearer view of ongoing expenses without the impact of merger-related costs. A reconciliation of these proforma results to GAAP results is included with the Statement of Operations data attached to this release.

Capital Structure

At December 31, 2005, there were no shares of Preferred Stock outstanding, warrants outstanding were exercisable into 2.4 million shares of Monogram Common Stock and a total of 127.7 million shares of Common Stock were outstanding. At December 31, 2005, there were 62.7 million Contingent Value Rights outstanding.

Conference Call Details

Monogram will host a conference call today at 10:00 a.m. Eastern Time. To participate in the live teleconference please call (877) 704-5384, or (913) 312-1297 for international callers, fifteen minutes before the conference begins. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112, or (719) 457-0820 for international callers. The replay passcode is 6918864.

The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release and attached supplemental information are forward-looking. These forward-looking statements include references to potential commercial opportunities provided by the current HIV drug development pipeline, the potential use for the Company’s tests in early access programs as well as in commercial use of CCR5 entry inhibitor drugs if approved by the FDA, our future development, publication and commercialization plans for oncology tests based on our eTag technology, the expected timing of certain CCR5 clinical trials, the anticipated capabilities of eTag assays, the expected timing for release of the Company’s first commercial oncology product, activities expected to occur in connection with the Company’s collaboration with the Dana Farber Cancer Institute and the potential impact of the Contingent Value Rights. These forward looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the performance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the use of our Co-receptor Tropism assay for patient use in the event of approval of any CCR5 inhibitors; the ability of our eTag assays to predict response to particular therapeutic agents, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; seasonal effects on revenue due to holiday periods which often affect the first and third quarters; whether payors will authorize reimbursement for our products and services; whether the FDA or any other agency will decide to further regulate our products or services; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; the potential impact of cash and or stock payments by us on the Contingent Value Rights issued to former stockholders of ACLARA; and whether we will be able to raise sufficient capital if required. For a discussion of other factors that may cause our actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense and eTag are trademarks of Monogram Biosciences, Inc. Herceptin is a registered trademark of Genentech, Inc., Tarceva is a trademark of OSI Pharmaceuticals, Inc., Erbitux is a trademark of ImClone Systems Incorporated and Iressa is a registered trademark of AstraZeneca plc.

~financials to follow~

###

MONOGRAM BIOSCIENCES, INC.

SELECTED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue:
Product revenue	$11,474	$9,460	$43,468	$34,811
Contract revenue	1,232	470	4,784	1,990

Total revenue	12,706	9,930	48,252	36,801
Operating costs and expenses:
Cost of product revenue	5,281	4,717	20,001	17,794
Research and development	5,272	3,228	18,996	7,839
In-process research and development	—	100,600	—	100,600
Sales and marketing	3,672	2,908	12,588	10,056
General and administrative	2,535	4,343	10,200	10,192
Lease termination charge	—	—	—	433

Total operating costs and expenses	16,760	115,796	61,785	146,914

Operating loss	(4,054)	(105,866)	(13,533)	(110,113)

Interest and other income, net	554	124	2,243	164
CVR valuation adjustment	(17,803)	28,519	(26,296)	28,519

Net loss	(21,303)	(77,223)	(37,586)	(81,430)
Net loss per common share, basic	$(0.17)	$(1.12)	$(0.30)	$(1.42)

Weighted-average shares used in computing basic net loss per common share	127,270	68,778	123,527	57,292

Reconciliation of Proforma Results to GAAP
Net loss	$(21,303)	$(77,223)	$(37,586)	$(81,430)
Adjustments for non cash items:
CVR valuation adjustment	17,803	(28,519)	26,296	(28,519)
In-process research and development	—	100,600	—	100,600
Stock based compensation	(56)	3,448	(1,752)	3,448

Proforma net loss	(3,556)	(1,694)	(13,042)	(5,901)

Proforma net loss per common share	$(0.03)	$(0.02)	$(0.11)	$(0.10)

Management believes that this proforma financial data supplements our GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the company’s operations, financial performance and the comparability of the company’s operating results from period to period as they exclude the effects of costs related to our merger with ACLARA that we believe are not indicative of our ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, we have provided a reconciliation of the proforma financial information with the comparable financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$7,616	$6,027
Short-term investments	57,398	72,821
Restricted cash	50	350
Accounts receivable, net	9,063	7,251
Prepaid expenses	1,107	838
Inventory	1,170	1,059
Other current assets	790	584

Total current assets	77,194	88,930
Property and equipment, net	8,580	8,369
Goodwill	9,927	8,282
Other assets	1,977	2,054

Total assets	$97,678	$107,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,751	$3,222
Accrued compensation	2,271	1,697
Accrued liabilities	4,116	6,993
Current portion of restructuring costs	1,417	2,519
Deferred revenue	383	546
Current portion of loans payable and capital lease obligations	596	490
Contingent value rights	42,676	—

Total current liabilities	53,210	15,467
Long-term portion of restructuring costs	1,916	1,710
Contingent value rights	—	15,269
Other long-term liabilities	781	706
Redeemable convertible preferred stock	—	1,810
Commitments
Stockholders’ equity:
Common stock	128	116
Additional paid-in capital	267,526	260,591
Accumulated other comprehensive loss	(514)	(57)
Deferred compensation	(81)	(275)
Accumulated deficit	(225,288)	(187,702)

Total stockholders’ equity	41,771	72,673

Total liabilities and stockholders’ equity	$97,678	$107,635

(1)	The balance sheet data at December 31, 2004 is derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

MONOGRAM BIOSCIENCES, INC.

SUPPLEMENTAL INFORMATION

To provide additional insights to investors, the following information is provided in a question and answer format.

HIV

1.	What has been the impact of the CCR5 clinical trials on your business?

The initiation of phase III trials for the first in the new class of CCR5 inhibitor drugs in late 2004 has been the primary factor in the 31% increase in our total revenue in 2005, compared to 2004. One trial, being conducted by Pfizer, has been ongoing during 2005 and is continuing. A second trial, by Schering Plough, is anticipated to start in 2006. A third planned phase III trial, by GlaxoSmithKline (GSK), was cancelled in October 2005 as a result of unfavorable phase II results.

Our testing services are used in all currently ongoing clinical programs of CCR5 entry inhibitor drugs. Importantly, these programs not only utilize our Co-receptor Tropism assay for patient selection and monitoring but they also utilize our standard PhenoSense GT test to optimize patients’ treatment regimens.

The CCR5 inhibitor class of drugs has been the major driver of our revenue growth this year. While the large phase III programs are significant to our revenue, we have a total of over 60 pharmaceutical, biotechnology and research organizations for which pharmaceutical testing has been routinely conducted. In addition, other types of entry inhibitors, as well as a new class of integrase inhibitors, are progressing though the drug development pipeline and may provide additional opportunities for our pharmaceutical testing services.

2.	What has been the effect of the issues disclosed by GSK and Schering Plough with regard to their CCR5 programs?

In September 2005, GSK, one of our customers, announced certain actions related to its CCR5 development program. Specifically it announced that there had been a small number of adverse events related to liver toxicity in phase II trials and that its phase II trials in treatment-naïve patients were being terminated. Most of our testing services related to these phase II trials had already been completed and our testing for the phase III trials was also stopped. Subsequently, in October 2005, GSK announced that based on a comprehensive review of the data in its phase II trials, it was discontinuing the development of that particular CCR5 inhibitor compound. While the immediate testing opportunity presented by that particular trial is no longer present, we continue to have an active collaboration with GSK in support of its continuing HIV programs.

Schering Plough announced in October 2005 that based on results in one arm of its Phase II studies that it was delaying the start of its Phase III trials due to the observation in the Phase II trials of a return of detectable virus in some patients late in therapy compared to the control regimen. While we cannot predict the timing of the initiation of this Phase III trial, we anticipate that this trial may be commenced in 2006. Schering in its announcements has made clear that it had not identified any instances of liver toxicity and that it was intending to proceed with the development of its CCR5 inhibitor program.

Pfizer has indicated as recently as February 2006 that its CCR5 compound, called maraviroc, is on track for submission to the FDA in an NDA by the end of 2006. However we cannot be assured that this will in fact occur.

3.	What will be the future impact of new HIV drug classes on your business?

The most immediate opportunity is represented by the CCR5 inhibitor class. This class of drug blocks the use by HIV of the patient’s CCR5 co-receptor, if this co-receptor is being used for entry by HIV into cells. Accordingly, knowing whether the CCR5 co-receptor is being used by HIV in a particular patient is critical for drug efficacy, and potentially for drug safety. The relevance of our tests will be determined in large part by how these drugs progress through their clinical trials and through FDA review and approval, although in the current Phase III trials our Co-receptor Tropism Assay is being used for patient selection and our PhenoSense GT assay is being used for optimization of background therapies prior to initiation of treatment with the investigational CCR5 inhibitor compound. There is always the risk that the drugs will not be successful in their trials, that trials will not be completed, that the drugs will not be approved by the FDA, or that if the drug is approved, our tests will not be deemed necessary. If the drugs are successful, however, then it is possible that our tests will be used in conjunction with the drugs in clinical use after FDA approval. Also, new HIV drugs are often made available in “early access programs” after completion of phase III clinical trials but before approval for marketing. In both of these circumstances, we believe the provision of testing services in support of the CCR5 class of drugs could provide a meaningful increment to our HIV business over the long term.

But this is not the only area of current drug development for HIV. There are other types of entry inhibitors, including Fuzeon® from Roche (the only currently approved drug in its class), as well as many others in earlier stages of development. For these drugs, we have our PhenoSense GT test that can be used for optimization of background therapy, and our PhenoSense Entry assay that can be used to assess resistance to this class of drugs, both in clinical trials and in commercial use.

Also there is a new class, integrase inhibitors, the first of which has recently entered Phase III trials. For this class of drugs we can also provide our PhenoSense GT test for optimization of background therapy in clinical trials, and our PhenoSense Integrase assays that can be used to assess resistance to this new class of drugs, both in clinical trials and in commercial use.

So new classes of drugs add both to the richness of potential treatment options for patients and also to the potential testing opportunity for Monogram. For us, this means opportunity not only for our current genotypic and phenotypic tests but also for our new class-specific tests that are made available initially to pharmaceutical companies and over time to physicians.

4.	What is the significance of the announcement of support for the Merck phase III trial?

We have announced that our tests are being used in a recently initiated phase III trial of an integrase inhibitor by Merck & Co. This is the first phase III trial for a drug in this new class. We believe the initiation of this trial is indicative of a robust drug development pipeline, both in terms of new drugs being developed and new classes of drug being pursued by our pharmaceutical company customers. The selection by Merck of our tests for use in this trial is consistent with the leadership position that we have established as the partner for over 60 pharmaceutical, biotechnology and research organizations, including almost every company with a signficant HIV drug development program. There are over 60 drugs in development, more than half of which are in the new classes of entry inhibitors, integrase inhibitors and assembly inhibitors.

5.	What was the performance of your patient testing business in the fourth quarter?

We no longer break out separately the “patient testing” and “pharmaceutical testing” revenues. While the late-stage CCR5 entry inhibitor clinical trials have added a significant increment to our overall business, we believe that some patients who might otherwise receive our PhenoSense GT test in our ongoing commercial patient testing service, in fact receive this test through their participation in a clinical trial. While we cannot quantify this phenomenon we do believe that this has the effect of moving revenue from what we have traditionally called patient testing revenue to the category that we have traditionally called pharmaceutical testing. Also, in the future, if these drugs are made available in an “early access” program after completion of the phase III trial but before approval, as is often the case with HIV drugs, then it is possible that this blurring of the line between “patient testing” and “pharmaceutical testing” could increase. Accordingly, and to avoid this confusion, we are now reporting our HIV revenues as one combined category.

Oncology

6.	What is eTag technology? How will eTag assays be used?

Our eTag assays enable detailed analysis of protein drug targets and activated signaling pathways in cancer cells, including FFPE samples, which is the standard format in most pathology labs. The unique capability of eTag assays is the ability to directly measure, quantitatively and precisely, activated pathway status by measuring protein complexes, not just indirect measures such as gene mutations and gene expression levels. The assays are designed to provide information on a drug’s mechanism of action, selectivity and potency in a biological setting in pre-clinical research, and enable enrichment or selection of clinical trial populations later in a drug’s development. In addition, we believe these assays may ultimately be used to help physicians better determine whether certain therapies are more appropriate for individual cancer patients, and whether to combine therapies with different mechanisms or properties. We plan to introduce the first commercially available activated receptor test panel based on eTag technology, focused on the EGFR/HER receptor family, in 2006.

7.	What will your first commercial oncology product be?

We are focused on a test panel to predict responsiveness of particular patients to drugs that target the EGFR/HER pathway. The currently approved drugs of this type are Herceptin, Tarceva, Iressa and Erbitux. The details of our first test panel and which of these EGFR drugs the test will target are being determined. The details of our initial product are dependent on the nature and timing of clinical data that is being generated in our clinical studies.

8.	What is the status of your clinical studies for the eTag EGFR/HER test panel?

Our clinical studies are managed by our own Clinical Research group and rely on the participation of our research scientists, our clinical research team as well as the active participation and oversight of our outside academic collaborators. Generally, our collaborators are with academic sites that have access to cancer patients and tumor samples. These collaborators work with us on study design, provide blinded patient samples to us for testing and assist us in data analysis. We conduct the studies by performing our assays and measuring activated proteins and protein complexes. By measuring these analytes, which we believe to be clinically relevant biomarkers, in a direct and quantitative manner, we expect to be able to predict patient response, or stratify patients into groups that are more and less likely to respond, respectively. Upon completion of the assay and analysis of the selected protein markers with our collaborators, we unblind the actual patient response or outcome data and we are able to compare our analysis with patient response, identifying correlations in that particular dataset.

There are many collaborations of this sort, in which we are analyzing a large number of cohorts of tumor samples taken from patients prior to treatment with the approved EGFR/HER drugs Herceptin, Tarceva, Iressa and Erbitux. The goal of each of these studies is to identify correlations and many of these collaborations may yield publications by the collaborator detailing the study and the correlations that are identified. We are working with our collaborators to have these correlations published as the studies are completed and the data fully analyzed. For example, in November 2005, we reported on one such study at the American Association for Cancer Research (AACR), National Cancer Institute (NCI), European Organization for Research and Treatment of Cancer (EORTC) meeting in Philadelphia. This study, which is summarized in a presentation available on our website, looked at samples from 55 NSCLC patients who had been treated with Iressa. Based on identified protein complex biomarkers, we saw correlations with clinical response that suggest a positive predictive value of 79%. This result is generally consistent with other studies that we have conducted.

To support the planned commercial introduction of our first product, we plan to take these individual studies to a more advanced level where correlations can be used as predictive algorithms in larger patient populations. This is done by applying the predetermined algorithm to assay results from patient samples obtained from a cohort for which drug response and outcome data is available, and then unblinding the data and assessing the accuracy of the predictions. We are currently refining the assay and the analytics used to accomplish this. This work is ongoing.

9.	What is the significance of your collaboration with the Dana Farber Cancer Institute?

Dana Farber is certainly one of the pre-eminent cancer research institutions in the world. For their scientists to take this kind of interest in our eTag technology for research into predictive biomarkers is a strong vote of confidence in the quality of our science and technical approach. We are tremendously excited about working with them to break new ground in cancer research.

Specifically, we will be conducting joint research projects with Dana Farber into biomarkers primarily in the area of cancer, but in other areas of interest as well. We are working with them to identify the first series of projects on which our teams will collaborate.

We will retain diagnostic rights arising from the collaboration, so this is an excellent way to leverage our own research scientists by accessing Dana Farber’s research teams.

Dana-Farber Cancer Institute is a principal teaching affiliate of the Harvard Medical School and is among the leading cancer research and care centers in the United States. It is a founding member of the Dana-Farber/Harvard Cancer Center (DF/HCC), a designated comprehensive cancer center by the National Cancer Institute.

Financial

10.	What has been your use of cash?

During 2005, the overall reduction in our cash, cash equivalents, investments and restricted cash was approximately $14 million. Cash used in operations was $13.7 million. Cash used in investing activities, primarily payment of merger related transaction costs and purchase of fixed assets, was $8.3 million and was largely offset by cash provided by financing activities, primarily from the exercise of warrants, of $7.9 million.

The following table shows these amounts by quarter:

$ millions	Q1	Q2	Q3	Q4	2005 YTD
Cash used in operations	$(2.6)	$(1.8)	$(4.4)	$(4.9)	$(13.7)
Cash used in merger transaction costs	(4.7)	—	—	—	(4.7)
Cash used in investing activities	(1.5)	(1.2)	(0.6)	(0.3)	(3.6)
Cash provided by financing activities	4.5	2.1	0.8	0.5	7.9

	$(4.3)	$(0.9)	$(4.2)	$(4.7)	$(14.1)

11.	What is the potential cash amount of the CVR liability and how much cash do you have currently?

At December 31, 2005 we had cash, cash equivalents and investments of approximately $65 million. In the event that there is a payout under the provisions of the Contingent Value Rights (CVRs) the maximum amount required to be paid in cash, based on CVRs outstanding at December 31 2005, is approximately $31 million. The balance of $24 million would be payable, at our election, in cash, shares of our common stock or a combination of the two.

Additional amounts may be due as result of CVR’s issued in the future in respect of future exercises of ACLARA stock options. However, we expect that any cash liability that arises through exercise of stock options would be exceeded by the cash proceeds received by us upon exercise of those options.

Final determination of the amount, if any, of the actual liability under the CVR’s will be based on the volume weighted average closing price of our common stock during the fifteen trading days ending on June 9, 2006 as follows: At $2.90 per share and above, the CVR’s would expire with no payment due. At $2.02 per share and below, the maximum payment would be due. Between these two prices of $2.02 and $2.90, the amount of the payment varies proportionately.

Additional information on the CVRs and the potential payments is included in our most recent Form 10Q filed with the SEC.

We are carefully assessing, in the event that we are required to pay out more than the amount required to be paid in cash, how to satisfy the liability in a way that optimizes the result for current stockholders.

12.	What are the trends in your net losses?

Our net income/(loss) includes changes in the valuation of the Contingent Value Rights (CVRs) liability, which is marked to market each quarter, as well as non-cash charges for stock-based compensation included in operating expenses and described in the immediately following question. The effect of these items generates significant fluctuations from quarter to quarter in net income/(loss). The table below shows the net income/(loss) both in accordance with GAAP and on a proforma basis, adjusted for these non-cash items.

$ millions	Q1	Q2	Q3	Q4	2005 YTD
GAAP Net Income/(Loss)	$(7.4)	$0.7	$(9.6)	$(21.3)	$(37.6)
Contingent Valuation Rights adjustment included in non-operating income/expense	5.2	(4.0)	7.3	17.8	26.3
Non-cash amounts for stock-based compensation included in operating expenses	(1.9)	0.7	(0.5)	(0.1)	(1.8)

Proforma Net Loss	$(4.1)	$(2.6)	$(2.8)	$(3.6)	$(13.1)

13.	What are the trends in your operating expenses without the impact of the non-cash items?

Our operating expenses include non-cash amounts related to stock compensation. These non-cash amounts are (i) the impact of variable accounting on all former ACLARA stock options as a result of the CVRs, (ii) recognition of expense based on the value of CVRs related to former ACLARA options that vested during the period, and (iii) amortization of deferred compensation.

The table below shows for each operating expense category the amount that represents stock compensation and the balance that represents “proforma expenses.” Proforma expenses are all those expenses other than the non-cash stock compensation amounts described above. Certain amounts in Q1 and Q2 have been reclassified from research and development to cost of goods sold.

$ millions	Q1	Q2	Q3	Q4	2005 YTD
Cost of Goods Sold
Proforma expenses	$4.3	$5.0	$5.4	$5.3	$20.0
Non-cash amounts for stock-based compensation	—	—	—	—	—

GAAP expenses	$4.3	$5.0	$5.4	$5.3	$20.0

$ millions	Q1	Q2	Q3	Q4	2005 YTD
Research and Development
Proforma expenses	$4.6	$4.6	$5.0	$5.0	$19.2
Non-cash amounts for stock-based compensation	(0.6)	0.3	(0.2)	0.3	(0.2)

GAAP expenses	$4.0	$4.9	$4.8	$5.3	$19.0

$ millions	Q1	Q2	Q3	Q4	2005 YTD
Sales and Marketing
Proforma expenses	$2.7	$3.2	$3.2	$3.7	$12.8
Non-cash amounts for stock-based compensation	(0.2)	0.1	(0.1)	—	(0.2)

GAAP expenses	$2.5	$3.3	$3.1	$3.7	$12.6

$ millions	Q1	Q2	Q3	Q4	2005 YTD
General and Administrative
Proforma expenses	$2.8	$2.9	$3.0	$2.9	$11.6
Non-cash amounts for stock-based compensation	(1.1)	0.3	(0.2)	(0.4)	(1.4)

GAAP expenses	$1.7	$3.2	$2.8	$2.5	$10.2

$ millions	Q1	Q2	Q3	Q4	2005 YTD
Total Costs and Operating Expenses
Proforma expenses	$14.4	$15.7	$16.6	$16.9	$63.6
Non-cash amounts for stock-based compensation	(1.9)	0.7	(0.5)	(0.1)	(1.8)

GAAP expenses	$12.5	$16.4	$16.1	$16.8	$61.8